Exhibit 10.1

SECURITIES EXCHANGE AND OMNIBUS AMENDMENT AGREEMENT

This SECURITIES EXCHANGE AND OMNIBUS AMENDMENT AGREEMENT (this “Agreement”) is made effective as of May 12, 2026, by and between Nuvve Holding Corp. (the “Company”) and the investors listed on the signature pages hereto (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company is party to that certain Common Shares Purchase Agreement (the “ELOC Agreement”), dated as of December 1, 2025, by and among the Company, Five Narrow Lane, L.P. (“Five Narrow Lane”) and Hailstone Peak Funding LLC (collectively, the “Facility Investors”), relating to an equity line of credit facility (the “ELOC Facility”), pursuant to which, the Company has the right from time to time at its option to sell to the Facility Investors up to $25 million of the Company’s common stock, par value $0.0001 per share (“Common Stock”), subject to certain conditions and limitations set forth in the ELOC Agreement;

WHEREAS, the Company desires to terminate the ELOC Agreement with the Facility Investors in accordance with its terms;

WHEREAS, the Company and the Holders are party to that certain Securities Purchase Agreement, dated as of October 31, 2024 (as amended, the “2024 Purchase Agreement”), pursuant to which the Company issued to the Holders: (i) shares of the Company’s Senior Secured Convertible Notes due April 30, 2026 (the “Notes”), and (ii) warrants (the “2024 Private Placement Warrants”) to purchase shares of Common Stock, of which, outstanding 2024 Private Placement Warrants to purchase the number of shares of Common Stock set forth opposite each Holder’s name on Schedule 1 attached hereto are held by the Holders as of the date hereof;

WHEREAS, pursuant to the 2024 Purchase Agreement, the Holders may elect to purchase additional Senior Secured Convertible Notes (the “Additional Notes”) and accompanying additional warrants to purchase shares of Common Stock (the “2024 AIR Warrants”, together the “2024 Additional Investment Right”), of which, outstanding 2024 AIR Warrants to purchase the number of shares of Common Stock set forth opposite each Holder’s name on Schedule 1 attached hereto are held by the Holders as of the date hereof;

WHEREAS, the Company and the Holders are party to that certain Securities Purchase Agreement, dated as of November 14, 2025 (as amended, the “2025 Purchase Agreement” and, collectively with the 2024 Purchase Agreement, the “Purchase Agreements”), pursuant to which the Company issued to the Holders: (i) shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), the terms of which are set forth in the Certificate of Designations for the Series A Convertible Preferred Stock (as amended, the “Series A Certificate of Designations”), and (ii) warrants (the “2025 Private Placement Warrants”) to purchase shares of Common Stock, of which, outstanding 2025 Private Placement Warrants to purchase the number of shares of Common Stock set forth opposite each Holder’s name on Schedule 1 attached hereto are held by the Holders as of the date hereof;

WHEREAS, pursuant to the 2025 Purchase Agreement, the Holders may elect to purchase (the “2025 Additional Investment Right,” and together with the 2024 Additional Investment Right, the “Additional Investment Rights”) additional shares of Series A Preferred Stock (the “AIR Preferred Shares”) and accompanying additional warrants to purchase shares of Common Stock (the “2025 AIR Warrants” and, together with the 2024 Private Placement Warrants, the 2024 AIR Warrants, and the 2025 Private Placement Warrants, the “Existing Warrants”), of which, outstanding 2025 AIR Warrants to purchase the number of shares of Common Stock set forth opposite each Holder’s name on Schedule 1 attached hereto are held by the Holders as of the date hereof;

WHEREAS, the Company and the Holders have agreed to exchange all outstanding Existing Warrants held by the Holders as of the date hereof for the number of shares (the “Exchange Shares”) of Common Stock (or Pre-Funded Warrants (as defined herein) in lieu thereof) set forth opposite each Holder’s name on Schedule 1 hereto, representing 55% of the shares of Common Stock issuable upon exercise of the outstanding Existing Warrants held by such Holder, pursuant to the terms and conditions set forth in this Agreement and in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, pursuant to Section 5.5 of the 2025 Purchase Agreement, the 2025 Purchase Agreement can be amended by a written instrument signed by the Company and the purchasers which purchased at least 50.1% in interest of the Series A Preferred Stock based on the initial subscription amounts thereunder;

WHEREAS, the Holders collectively purchased at least 50.1% in interest of the Series A Preferred Stock based on the initial subscription amounts under the 2025 Purchase Agreement;

WHEREAS, the Series A Certificate of Designations may be amended by (i) obtaining the written consent of the majority of the holders of the Series A Preferred Stock issued and outstanding regarding such an amendment and (ii) approval and adoption of such an amendment by the stockholders of the Company at a special meeting held for such purpose;

WHEREAS, the Holders collectively hold a majority of the outstanding shares of Series A Preferred Stock as of the date hereof;

WHEREAS, in consideration of the Holders’ agreement to irrevocably waive, relinquish and terminate the Additional Investment Rights as set forth herein, the Company and the Holders desire to amend certain provisions of each of the 2025 Purchase Agreement and the Series A Certificate of Designations (the “Certificate of Designations Amendment”), in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Holders intend by their execution of this Agreement to affirmatively vote and provide their consent for the entirety of their holdings of Series A Preferred Stock in favor of the Certificate of Designations Amendment;

WHEREAS, the Company intends to subsequently seek a special meeting of the Company’s stockholders and recommend that its stockholders vote to approve the Certificate of Designations Amendment; and

WHEREAS, the Company and the Holders agree that the Exchange Shares and the Pre-Funded Warrant Shares shall be subject to certain registration rights as set forth in the Registration Rights Agreement (as defined herein) to be entered into contemporaneously with the transactions contemplated hereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

AGREEMENT

ARTICLE I. DEFINITIONS

1.01 Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms as set forth below:

(a) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(b) “AIR Warrants” means, collectively, the 2024 AIR Warrants and 2025 AIR Warrants.

(c) “Board of Directors” means the board of directors of the Company.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day

(e) “Closing Date” shall have the meaning set forth in Section 2.01(a) hereof.

(f) “Commission” means the United States Securities and Exchange Commission.

(g) “Company Counsel” means Baker & Hostetler, LLP.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i) “Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

(j) “Pre-Funded Warrant Shares” means, the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants.

(k) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(l) “Principal Market” means the Trading Market on which the Common Stock is primarily listed or quoted for trading on the date in question.

(m) “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

(n) “Securities” means, collectively, the Shares and the Pre-Funded Warrants.

(o) “Shares” means, collectively the Exchange Shares and the Pre-Funded Warrant Shares.

(p) “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated by the Transaction Documents, including (A) the issuance of all of the Shares in excess of 19.99% of the issued and outstanding Common Stock immediately prior to the Closing, and (B) the removal of the Floor Price (as defined in the Series A Certificate of Designations) as a limitation on adjustments to the conversion price of the Series A Preferred Stock, including adjustments arising from (i) the issuance of additional shares of Series A Preferred Stock upon any exercise of the 2025 Additional Investment Right, and (ii) certain price-based anti-dilution adjustments.

(q) “Trading Day” means a day on which the Principal Market is open for trading.

(r) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

(s) “Transaction Documents” means this Agreement, the Registration Rights Agreement, the Certificate of Amendment, the Pre-Funded Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II. EXCHANGE, AMENDMENTS AND TERMINATION

2.01 The Exchange. At the Closing (as defined below), the Company and each Holder shall, pursuant to Section 3(a)(9) of the Securities Act, exchange such Holder’s Existing Warrants for the Exchange Shares in the amounts set forth opposite such Holder’s name on Schedule 1 hereto (as such amount may be modified by any subsequent combination, including by way of reverse stock split, of outstanding shares of Common Stock into a smaller number of shares); provided, however, that to the extent that a Holder determines, in its sole discretion, that such Holder (together with such Holder’s Affiliates, and any Person acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of 9.99% (or such other percentage as may be designated by such Holder upon at least sixty-one (61) days’ prior written notice to the Company, such Holder may elect, by so indicating such election prior to their issuance, to receive pre-funded Common Stock purchase warrants (the “Pre-Funded Warrants”), substantially in the form attached hereto as Exhibit A, in lieu of Exchange Shares (collectively, the “Exchange”); provided further that, for the avoidance of doubt, the Company shall not issue any Securities that would exceed the aggregate number of shares of Common Stock which the Company may issue hereunder without breaching the Company’s obligations under the rules and regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the Stockholder Approval.

(a) Closing. The closing of the Exchange (the “Closing”) shall occur remotely via exchange of signatures on the trading day on which all conditions have been satisfied or waived (such date, the “Closing Date”).

(b) No Consideration. On the Closing Date, the Exchange Shares and the Pre-Funded Warrants shall be issued to each Holder in the amounts set forth opposite such Holder’s name on Schedule 1 attached hereto, in exchange for such Holder’s Existing Warrants, without the payment of any other consideration by such Holder that would not be consistent with the application of Section 3(a)(9) of the Securities Act to the issuance of the Securities.

(c) Delivery. In the Exchange, the Company shall, at the Closing, issue and deliver (or cause to be issued and delivered) the Exchange Shares and the Pre-Funded Warrants to the Holders (or in the name of a custodian or nominee of each Holder, or as otherwise requested by the respective Holder in writing) at the Holder’s election, in book-entry form, or in the case of Pre-Funded Warrants, pursuant to Section 2.06 hereof. The Securities shall contain any restrictive legends required by the Securities Act.

(d) Tacking. The holding period of the Existing Warrants for purposes of Rule 144 and Section 4(a)(1) of the Securities Act tacks on to the holding period of the Securities.

2.02 Certificate of Amendment. The parties hereto hereby agree, subject to the receipt of the Stockholder Approval, to amend the terms of the Series A Preferred Stock as set forth in the Certificate of Amendment to the Certificate of Designations of the Series A Convertible Preferred Stock in the form attached hereto as Exhibit C (the “Certificate of Amendment”). Promptly following the Closing Date, the Company shall file the Certificate of Amendment with the Secretary of State of the State of Delaware and provide a copy thereof to the Holders promptly after such filing.

2.03 Termination of Additional Investment Rights. Effective as of the Closing Date, the Holders hereby irrevocably waive, relinquish and terminate the Additional Investment Rights and any and all rights to purchase Additional Notes, additional shares of Series A Preferred Stock, 2024 AIR Warrants and 2025 AIR Warrants pursuant to the 2024 Purchase Agreement and the 2025 Purchase Agreement, as applicable. From and after the Closing Date, the Additional Investment Rights shall be of no further force or effect and neither the Company nor the Holders shall have any further rights or obligations with respect thereto including, without limitation, the obligation of the Holders to exercise, in the aggregate, the 2025 Additional Investment Right or exercise any 2025 Private Placement Warrants or 2025 AIR Warrants or any combination thereof, for gross proceeds to the Company of at least four million dollars ($4,000,000) and the related obligation to continue such exercises until the Company has received at least twenty million dollars ($20,000,000) in gross proceeds therefrom (such obligation, the “AIR Obligation”). Each Holder acknowledges and agrees that, following the Closing, such Holder shall have no right to acquire any Additional Notes, additional shares of Series A Preferred Stock, 2024 AIR Warrants or 2025 AIR Warrants pursuant to the 2024 Purchase Agreement or 2025 Purchase Agreement, as applicable. Notwithstanding anything to the contrary contained herein, effective as of and from the date hereof until the date that is 75 days following the date hereof (the “Restricted Period”), no Holder shall exercise any Additional Investment Right or exercise any 2025 Private Placement Warrants, 2024 Private Placement Warrants, 2025 AIR Warrants or 2024 AIR Warrants outstanding as of the date hereof. For the avoidance of doubt, during the Restricted Period, and subject to the Closing, the Holders shall not be subject to the AIR Obligation.

2.04 Termination of ELOC. Pursuant to Section 8.2 of the ELOC Agreement, the Company is hereby providing written notice of termination of the ELOC Agreement, which shall be effective as of the Closing Date, and the Company and each of the Facility Investors hereby agree to waive the notice requirements as set forth in Section 8.2 and Section 10.4 of the ELOC Agreement. From and after the Closing Date, neither the Company nor the Facility Investors shall have any further rights or obligations under the ELOC Agreement, except for any provisions thereof that by their terms survive termination (including indemnification obligations with respect to advances drawn prior to termination).

2.05 Participation in Future Financing.

(a) The Holders and the Company hereby agree to amend and restate Section 4.12(a) of the 2025 Purchase Agreement, effective as of the Closing Date, as follows:

“From the date hereof until the date that is the twelve (12)-month anniversary of the Effective Date, upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash, (a “Subsequent Financing”), each Purchaser shall have the right to participate in up to an aggregate amount of the Subsequent Financing equal to fifty percent (50%) of the Subsequent Financing (the “Participation Maximum”), pro rata to each Purchaser’s Existing Warrants (as defined in that certain Securities Exchange and Omnibus Amendment Agreement, dated as of May 12, 2026, by and between the Company and the investors signatory thereto), on the same terms, conditions and price provided for in the Subsequent Financing.”

(b) For the avoidance of doubt, the rights to participate in any Subsequent Financing (as defined in each of the 2024 Purchase Agreement and 2025 Purchase Agreement) set forth in Section 4.13(a) of the 2024 Purchase Agreement and Section 4.12(a) of the 2025 Purchase Agreement shall not be aggregated and in no event shall the Holders be entitled to participate in any such Subsequent Financing in aggregate amount of the Subsequent Financing equal to fifty percent (50%) of the Subsequent Financing pro rata to each Holder’s Existing Warrants.

2.06 Deliveries. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Holder the following:

(i) this Agreement duly executed by the Company;

(ii) the Registration Rights Agreement, dated on or about the date hereof, among the Company and the Holders, in the form of Exhibit B attached hereto (the “Registration Rights Agreement”);

(iii) legal opinion of Company Counsel, directed to the Holders, in form and substance reasonably acceptable to the Holders;

(iv) if applicable, a Pre-Funded Warrant registered in the name of the applicable Holder, with an exercise price equal to $0.0001 per share of Common Stock, subject to adjustment therein;

(v) a certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 2.07(b);

(vi) a certified copy of the Certificate of Amendment as certified by the Delaware Secretary of State of the State of Delaware; and

(vii) a certificate, executed on behalf of the Company, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company, approving the transactions contemplated by this Agreement and the other Transaction Documents, as applicable, certifying the current versions of the Company’s certificate or articles of incorporation and bylaws and certifying as to the signatures and authority of Persons signing this Agreement and the other Transaction Documents, as applicable, and related documents on behalf of the Company.

(a) On or prior to the Closing Date, each Holder shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by such Holder; and

(ii) the Registration Rights Agreement duly executed by such Holder.

2.07 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) all obligations, covenants and agreements of each Holder required to be performed at or prior to the Closing Date shall have been performed;

(ii) the Stockholder Approval shall have been obtained;

(iii) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Holders contained herein and in the Purchase Agreements (unless such representation or warranty is as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date); and

(iv) the delivery by each Holder of the items set forth in Section 2.06(a) of this Agreement.

(b) The obligations of each Holder hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein and in the Purchase Agreements (unless such representation or warranty is as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.06 of this Agreement;

(iv) the Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities, including without limitation, those required by the Principal Market, if any.

(v) the Stockholder Approval shall have been obtained;

(vi) there shall have been no Material Adverse Effect with respect to the Company; and

(vii) from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s Principal Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Holders, makes it impracticable or inadvisable to consummate the Exchange.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Holder as of the date hereof as follows:

3.01 Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

3.02 Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the transactions contemplated by this Agreement and the other Transaction Documents and to issue the Securities in accordance with the terms thereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action of the Company, and no further consent or authorization of the Company or its board of directors or stockholders is required. When executed and delivered by the Company, the Transaction Documents shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

3.03 Issuance of Securities. When the Exchange Shares and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), are issued in accordance with the terms of this Agreement and the Pre-Funded Warrants, as applicable, the Shares shall be validly issued and outstanding, fully-paid, non-assessable and free and clear of all liens, of any pre-emptive rights and of rights of refusal of any kind.

3.04 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not materially: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under the Transaction Documents.

3.05 SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.06 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE HOLDER

Each Holder represents and warrants to the Company as of the date hereof as follows:

4.01 Organization and Standing of the Holder. Such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.02 Authorization and Power. Such Holder has the requisite power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by such Holder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of such Holder or its board of directors or stockholders is required. When executed and delivered by such Holder, this Agreement shall constitute the valid and binding obligations of such Holder enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

ARTICLE V. MISCELLANEOUS

5.01 Disclosure of Transaction. The Company shall, on or before 5:00 pm New York time, on the first trading day following the date of this Agreement, furnish or file a Report on Form 8-K or a press release describing all the material terms of the Agreement (the “Announcement”). From and after the Announcement, the Company shall have disclosed all material, non-public information (if any) provided to a Holder by the Company or any of its officers, directors, employees or agents in connection with the Agreement, or otherwise if applicable. In addition, effective upon the Announcement the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to the Agreement, or otherwise if applicable, whether written or oral, between itself or any of its officers, directors, affiliates, employees or agents, on the one hand, and any Holders or any of their affiliates, on the other hand, shall terminate.

5.02 Mutual Release of Claims. The Company on behalf of itself, and its respective parents, subsidiaries, predecessors, successors, assigns, and transferees, as well as its respective former and present directors, officers, managers, shareholders, members, partners, and insurers, agree that the foregoing consideration represents settlement in full of all outstanding obligations owed by the Company and this Agreement fully and finally resolves all claims, contentions, and allegations it and each Holder has or may have, from the beginning of time to the date of this Agreement, arising out of or in any way relating to the Existing Warrants. The Company and each Holder mutually agree and each hereby fully and forever releases the other from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement

5.03 Stockholder Approval. The Company shall hold a special meeting of stockholders (which may also be at the annual meeting of stockholders) at the earliest practical date for the purpose of obtaining Stockholder Approval but in no event no later than July 27, 2026 (the “Stockholder Approval Deadline”), with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Stockholder Approval.

5.04 Fees. On the Closing Date, the Company shall reimburse the Holders for all reasonable costs and expenses incurred by it or its affiliates in connection with the structuring, documentation, negotiation and closing of the transactions contemplated by the Transaction Documents (including, without limitation, any other reasonable fees and expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated by the Transaction Documents and due diligence and regulatory filings in connection therewith). The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, DTC fees or broker’s commissions (other than for Persons engaged by any Holder) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and the Company shall hold each Holder harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the issuance of the Securities to the Holders.

5.05 Amendment. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Holders.

5.06 Termination. This Agreement shall automatically terminate if the Stockholder Approval has not been obtained on or before the Stockholder Approval Deadline, provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.07 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) upon delivery by e-mail (if delivered on a business day during normal business hours where such notice is to be received) upon recipient’s actual receipt and acknowledgement of such e-mail. The addresses for such communications shall be:

If to the Company:

Nuvve Holding Corp.

2488 Historic Decatur Road, Ste 230

San Diego, CA 92106

Attention: David Robson

Telephone: (619) 456-5161

Email: [***]

With a copy (for informational purposes only) to:

Baker and Hostetler, LLP

1900 Avenue of the Stars

Suite 2700

Los Angeles, CA 90067-4301

Telephone: (310) 820-8800

Attention: J.R. Lanis, Esq.

E-mail: [***]

If to a Holder, to its mailing address and e-mail address set forth on the Holder’s respective signature page attached hereto.

Any Holder hereto may from time to time change its address for notices by giving written notice of such changed address to the Company.

5.08 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

5.09 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Wilmington, Delaware for the adjudication of any dispute hereunder, irrevocably waives any objection to such forum, and irrevocably waives any right to trial by jury.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange and Omnibus Amendment Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

NUVVE HOLDING CORP.

By:	/s/ Gregory Poilasne
Name:	Gregory Poilasne
Title:	Chief Executive Officer

HOLDERS:

Five Narrow Lane, L.P.

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Managing Member

Address:

Five Narrow Lane, L.P.

510 Madison Ave, 14th Floor

New York, NY 10022

BRISTOL INVESTMENT FUND, LTD.

By:	/s/ Paul Kessler
Name:	Paul L. Kessler
Title:	Director

Address:

c/o Bristol Capital Advisors, LLC

1090 Center Drive

Park City, UT 84098

Tel: (435) 714-7970

Hewlett Fund

By:	/s/ Martin Chopp
Name:	Martin Chopp
Title:	GP

Address:

100 Merrick Road

Rockville Center, NY 11570

Rainforest Partners LLC

By:	/s/ Mark Weinberger
Name:	Mark Weinberger
Title:	Member

Address:

850 East 26th Street

Brooklyn, NY 11210

Schedule 1

Schedule of Holders

Name of Holder	Outstanding 2024 Private Placement Warrants	Outstanding 2024 AIR Warrants	Outstanding 2025 Private Placement Warrants	Outstanding 2025 AIR Warrants	Exchange Shares
Bristol Investment Fund, Ltd.	N/A	N/A	3,952,855	586,772	2,496,795
Five Narrow Lane, L.P.	N/A	1,290,907	7,671,425	3,168,568	6,671,995
Rainforest Partners LLC	N/A	369,253	2,112,379	586,772	1,687,623
The Hewlett Fund LP	61,652	275,210	3,168,573	586,771	2,250,714

Exhibit A

Form of Pre-Funded Warrant

Exhibit B

Form of Registration Rights Agreement

Exhibit C

Form of Certificate of Amendment